Exhibit No. 99
CONTACT: REGIS CORPORATION: Mark Fosland – SVP, Finance and Investor
Relations, 952-806-1707

For Immediate Release

REGIS REPORTS THIRD QUARTER 2014 RESULTS

MINNEAPOLIS, April 30, 2014 -- Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its fiscal third quarter ended March 31, 2014 versus the prior year as noted below.

As a result of the Company's valuation allowance against most of its deferred tax assets, associated reported and as adjusted results of operations are not tax-effected. Consequently, current period results are not comparable to tax-effected prior periods.

•	Sales of $471.6 million, a decrease of $33.4 million. Same-store sales declined 5.7%.

◦	Same-store service and product sales declined 4.9% and 8.9%, respectively.

•	GAAP net loss of $(9.5) million or $(0.17) per diluted share; includes $(0.08) per share impact of not recording a tax benefit.

•	EBITDA, as adjusted, of $26.0 million compared to $26.8 million in the prior year quarter.

◦	Same-store sales declines of 5.7% negatively impacted EBITDA, as adjusted, by approximately $11.1 million.

◦
Partly offsetting these impacts were approximately $10.3 million mainly from cost savings initiatives, reduced bonuses, improved cost of product, and lower marketing costs net of increased salon labor costs relative to lower sales volumes.

•	Diluted EPS, as adjusted, was $(0.15) compared to $0.01 in the prior year quarter.

◦	Diluted EPS, as adjusted, includes $(0.07) per share impact of not recording a tax benefit.

◦	Same-store sales declines of 5.7% reduced Diluted EPS, as adjusted, by $(0.12) per share.

◦	Increased depreciation, due primarily to accelerated depreciation in underperforming salons, reduced Diluted EPS, as adjusted, by $(0.07) per share.

◦
Partly offsetting these impacts were decreased expenses approximating $0.10 per share, mainly from cost savings initiatives, reduced bonuses, improved cost of product, and lower marketing costs. These were reduced by increased labor costs relative to lower sales volumes and reduced equity earnings in Empire Education Group.

•	The current quarter includes net discrete expense of $(1.3) million. The prior year quarter includes net discrete after-tax income of $1.7 million. See non-GAAP reconciliations.

Dan Hanrahan, President and Chief Executive Officer commented, “To help clarify where we are in the Regis turnaround, I want to put in perspective the path we have taken since I joined Regis in August of 2012. The discovery phase of our business occurred during the remainder of 2012 and into the first part of 2013. Working with our best operators to thoroughly evaluate the opportunity, we developed the mission, vision and strategies we are putting in place today. There was a clear need for transformational change to lay the foundation for the turnaround. The necessary changes involved improving our ability to mesh people, process and metrics to drive results. Specifically, we focused on bringing an effective point of sale system to our 7,000 salons and developing and upgrading our talent in field operations and in our salons by creating a more efficient and salon focused field structure. Along the way we built a new senior leadership team, most recently adding Regis’ first ever Chief Human Resources Officer, our Chief Operating Officer and our Vice President of Asset Protection. While our third quarter results are not acceptable, we began moving into the transition and execution stage of our turnaround. Albeit early, the first signs of transitioning from disruption, caused by these necessary changes, to execution, are showing. Where we have an effective leader using the processes and metrics to drive results, we are beginning to win.”
Mr. Hanrahan concluded, “We are executing against a sound strategy dedicated to making it easy for our stylists to be successful and deliver an experience that creates guests for life. While we are still in transition, we are creating a culture of continuous improvement focused on people, process and metrics, enabled by real time information in order to make sound business decisions. We have made progress over the last nine months since we reorganized field operations and installed Super Salon. I am motivated by the cultural transformation I am witnessing, and I believe the work we are doing will translate into improved performance. While realizing the benefits across 7,000 salons and 50,000 stylists will take time, I remain encouraged by the performance of our best operators.”
The Company provided additional context in the areas of progress cited by Mr. Hanrahan:
Technology. Our focus on improving the performance and usability of the SuperSalon POS tool is working, as it is no longer an impediment to our business. We will continue to bring a constant improvement approach to SuperSalon with the intent of obtaining benefits that measure, drive and sustain the business. Since our last call we have seen efficiencies in transaction processing in the salon. We created opening and closeout reports and exception reporting tools to highlight salons where we may have opportunities to reduce loss. Going forward, we plan to leverage SuperSalon to enhance salon level analytics, focus on loss prevention, and leverage additional technology platforms that drive guest traffic. The benefits of technology will be realized when we have the right people, executing clearly defined roles and responsibilities using relevant timely information.
Organization. The recent additions of a Chief Human Resources Officer and a Chief Operating Officer have been helpful to our effort to grow our talent in the field. They are helping our field leaders more clearly understand their roles and expectations for success. Role clarity and corresponding expectations for performance are crucial to developing our field leadership talent. We are seeing this take hold at the Regional Vice President and Regional Director levels. We have work to do to cascade this down to the District Leaders and Salon Managers. This will be an iterative process as we train and develop our leaders.
Talent assessments were completed this quarter across all of our Regional Vice Presidents, Regional Directors and District Leaders. These assessments provide a better understanding of our leadership capabilities and gaps and help us develop specific training programs. They have, and will continue to, help us make necessary changes to develop and upgrade our leadership talent.

We have an opportunity to reduce salon-level loss by focusing on asset protection. To that end, we hired a Vice President of Asset Protection during the third quarter and have begun to make progress in this area. We implemented new standard salon opening, closing and audit procedures across all of our salons. We are using exception reporting to highlight salons where we may have opportunities to reduce loss. We have also begun to incorporate loss prevention training and awareness within our field leadership training.
Merchandising. During the third quarter, retail sales remained challenged, and we are working diligently to address these trends. The search for a new Chief Merchandising Officer continues. Leveraging strong relationships with our vendor partners, we continue to focus on new product promotions and offerings that drive retail sales. The training and contest changes discussed last quarter are progressing, but it is too early to determine the effectiveness of these changes.

Comparable Profitability Measures (1)
	(Unaudited)
	Three Months Ended March 31,		Nine Months Ended March 31,		Fiscal Years Ended June 30,
	2014	2013	2014	2013	2013	2012
	(Dollars in millions)
Revenue	$471.6	$504.9	$1,408.5	$1,516.5	$2,018.7	$2,122.2

Revenue decline %	(6.6)	(5.8)	(7.1)	(4.8)	(4.9)	(2.7)

Same-Store Sales %	(5.7)	(1.4)	(5.8)	(2.1)	(2.4)	(3.5)
Same-Store Average Ticket % Change	1.0	1.0	1.3	0.6	0.6	(0.1)
Same-Store Guest Count % Change	(6.7)	(2.4)	(7.1)	(2.7)	(3.0)	(3.4)

Cost of Service and Product % (2)	59.0	58.1	59.1	58.0	58.6	55.8
Cost of Service and Product %, as re-casted (2) (3)	N/A	59.2	N/A	59.1	59.6	57.0
Cost of Service and Product %, as adjusted (2)	59.0	59.2	59.1	59.1	59.0	57.0
Cost of Service % (2)	61.6	59.8	61.3	59.7	59.5	57.3
Cost of Service %, as re-casted (2) (3)	N/A	61.1	N/A	61.1	60.9	58.7
Cost of Product % (2)	48.9	51.6	50.4	51.5	55.0	50.4
Cost of Product %, as adjusted (2)	48.9	51.6	50.1	51.5	52.0	50.4

Site operating expense as % of total revenues, U.S. GAAP reported	10.6	10.6	10.7	10.3	10.1	9.8
Site operating expense as % of total revenues, as re-casted (3)	N/A	11.1	N/A	10.8	10.5	10.3
Site operating expense as % of total revenues, as adjusted	10.6	11.1	10.8	10.8	10.6	10.2

General and administrative as % of total revenues, U.S. GAAP reported	9.1	11.2	9.1	11.1	11.2	11.8
General and administrative as % of total revenues, as re-casted (3)	N/A	9.7	N/A	9.6	9.8	10.2
General and administrative as % of total revenues, as adjusted	9.0	9.5	9.1	9.5	9.4	9.4

Operating (loss) income as % of total revenues, U.S. GAAP reported	(0.7)	0.7	(2.6)	1.4	0.6	(0.1)
Operating (loss) income as % of total revenues, as adjusted	(0.5)	1.0	(0.1)	1.5	1.7	4.6

EBITDA	26.0	28.6	46.9	114.9	148.5	14.7
EBITDA, as adjusted	26.0	26.8	76.0	88.3	125.4	191.4
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1)	As of September 30, 2012, the Company classified the results of operations of the Hair Restoration Centers segment as discontinued operations.

2)	Excludes depreciation and amortization.

3)
During the fourth quarter of fiscal year 2013, the Company reorganized its field organization, excluding salons within the North American Premium segment. Beginning in the first quarter of fiscal year 2014, costs associated with field leaders that were previously recorded within General and Administrative expenses are now reported within Cost of Service and Site Operating expenses.

Third Quarter Results:
Starting in fiscal year 2014, in connection with our field reorganization, components of our expenses have been recategorized. Previously, field leaders did not work on the salon floor daily. As reorganized, field leaders now spend their time on the salon floor leading and mentoring stylists, and serving guests. Accordingly, field leader costs, including labor and travel costs, now directly arise from the management of salon operations. As a result, district and senior district leader labor costs are reported within Cost of Service rather than General and Administrative expenses, and their travel costs are reported within Site Operating expenses rather than General and Administrative expenses. This expense classification does not have a financial impact on the Company's reported operating income (loss), reported net income (loss) or cash flows from operations. Recategorized historical annual and quarterly financial statements can be found on the Company’s website.
Beginning in the second quarter of fiscal year 2014, the Company redefined its operating segments to reflect how the chief operating decision maker evaluates the business. These segments relate to the restructuring of the North American field organization that took place in the fourth quarter of fiscal year 2013 and was completed during the second quarter of fiscal year 2014.
Revenues. Revenues were $471.6 million, a $33.4 million decline, or 6.6%, compared to the prior year quarter. Same-store sales declined 5.7% compared to the prior year quarter. Management estimates the shift of Easter from March of last year to April of this year negatively impacted same-store sales by approximately 70 basis points during the third quarter of the current year, and expects this impact to reverse in the upcoming fourth quarter.
Service revenues were $367.2 million, a $24.9 million decline, or 6.4%, compared to the prior year quarter, mainly driven by declines in North American salons. During this period, same-store service sales declined 4.9%, driven by a decline in guest traffic of 5.7%, partly offset by an increase in average ticket price of 0.8%. The remaining 150 basis point decline in service revenues was primarily due to a net reduction in store counts, partly offset by one extra day during the current year quarter.
Product revenues were $94.3 million, a decrease of $8.9 million, or 8.6%, compared to the prior year quarter. Product same-store sales declined 8.9%, representing 30 basis points of sequential trend improvement.
Royalties and fees were $10.0 million, an increase of $0.5 million, or 4.8% compared to the prior year quarter.
Cost of Service and Product. Cost of service and product, as a percent of service and product revenues, increased 90 basis points to 59.0% compared to the prior year quarter. Excluding the impact of the prior year change in expense categorization, cost of service and product as a percent of service and product revenues improved 20 basis points compared to the prior year quarter.
Cost of service as a percent of service revenues was 61.6%, an increase of 180 basis points compared to the prior year quarter. Excluding the impact of the prior year change in expense categorization, cost of service as a percent of service revenues increased 50 basis points compared to the prior year quarter. Negative leverage of stylist hours caused by same-store service sales declines were partly offset by cost reductions derived from the field reorganization, reduced bonus expense, lower healthcare costs and the timing of Easter's holiday pay in the third quarter of last year that will occur in the upcoming fourth quarter.

Cost of product as a percent of product revenues was 48.9%, a 270 basis point improvement when compared to the prior year quarter. This improvement was primarily the result of a shift to higher margin products, promotional changes, lapping of clearance sales, and reduced sales commissions.
Site Operating Expenses. Site operating expenses of $50.2 million decreased $3.5 million compared to the prior year quarter. Excluding impacts of discrete items in the prior year and the prior year change in expense categorization, site operating expenses, as adjusted, decreased $5.8 million compared to the prior year quarter. The decrease was primarily driven by cost savings initiatives to lower repairs, maintenance, and travel expenses, combined with lower levels of marketing expenses and reduced freight.
General and Administrative. General and administrative expenses of $43.1 million decreased $13.7 million compared to the prior year quarter. Excluding the impact of discrete items in both periods and the change in expense categorization, general and administrative expenses, as adjusted, decreased $5.7 million compared to the prior year quarter. Approximately half of this improvement relates to cost savings initiatives and benefits from the field reorganization. The remaining expense reductions were derived from reduced bonus and health insurance expenses. We continue to focus on ways to simplify and drive further cost efficiencies.
Rent. Rent expense was $80.6 million, or 17.1% of revenues, representing an increase of 110 basis points over the prior year quarter. This percentage increase is primarily the result of negative leverage due to a decline in same-store sales.
Depreciation and Amortization. Depreciation and amortization was $28.3 million compared to $22.7 million in the prior year quarter, an increase of $5.6 million. The increase was driven by a non-cash charge of $8.9 million related to asset impairments, partly offset by lower expense due to salon closings and last year's office consolidation.
Equity in Affiliates. Income from equity method investments and affiliated companies was break-even, decreasing by $1.1 million compared to the prior year quarter due to lower earnings at Empire Education Group.
EBITDA. EBITDA of $26.0 million declined $2.6 million compared to the prior year quarter. Excluding the impact of discrete items in both periods, EBITDA, as adjusted, was $26.0 million, a decrease of $0.8 million compared to the prior year quarter.
Discrete Items. Discrete items for the current quarter netted to $1.3 million of expense, comprised of the following items:

Expense:

•	Deferred tax asset valuation allowance of $1.3 million.

•	Legal fees of $0.8 million.

Income:

•	Professional fees of $0.2 million.

•	Tax benefit of $0.6 million associated with a discontinued operation.

A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.

Regis Corporation will host a conference call via webcast discussing third quarter results today, April 30, 2014, at 10 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or participate by phone by dialing 888-549-7880. A replay of the presentation will be available later that day. The replay phone number is 800-406-7325, access code 4679962#.
About Regis Corporation
Regis Corporation (NYSE:RGS) is the leader in beauty salons and cosmetology education. As of March 31, 2014, the Company owned, franchised or held ownership interests in 9,679 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and First Choice Haircutters. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:
http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the impact of significant initiatives and changes in our management and organizational structure; negative same-store sales; financial performance of our joint ventures; the success of our stylists and our ability to attract and retain talented stylists; the effect of changes to healthcare laws; changes in regulatory and statutory laws; the Company’s reliance on management information systems; competition within the personal hair care industry, which remains strong, both domestically and internationally; changes in economic conditions; the continued ability of the Company to implement cost reduction initiatives; certain of the terms and provisions of the outstanding convertible notes; failure to optimize our brand portfolio; the ability of the Company to maintain satisfactory relationships with certain companies and suppliers; changes in interest rates and foreign currency exchange rates; changes in consumer tastes and fashion trends; our ability to protect the security of personal information about our guests; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(Dollars in thousands, except per share data)

	March 31, 2014	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$360,800	$200,488
Receivables, net	24,312	33,062
Inventories	143,742	139,607
Deferred income taxes	388	24,145
Income tax receivable	19,113	33,346
Other current assets	55,973	57,898
Total current assets	604,328	488,546

Property and equipment, net	273,168	313,460
Goodwill	423,704	460,885
Other intangibles, net	19,959	21,496
Investment in affiliates	44,995	43,319
Other assets	61,185	62,786

Total assets	$1,427,339	$1,390,492

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt, current portion	$173,828	$173,515
Accounts payable	62,400	66,071
Accrued expenses	138,065	137,226
Total current liabilities	374,293	376,812

Long-term debt and capital lease obligations	120,005	1,255
Other noncurrent liabilities	199,814	155,011
Total liabilities	694,112	533,078

Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 56,677,617 and 56,630,926 common shares at March 31, 2014 and June 30, 2013, respectively	2,834	2,832
Additional paid-in capital	336,645	334,266
Accumulated other comprehensive income	19,331	20,556
Retained earnings	374,417	499,760

Total shareholders’ equity	733,227	857,414

Total liabilities and shareholders’ equity	$1,427,339	$1,390,492

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Revenues:
Service	$367,230	$392,149	$1,099,916	$1,173,851
Product	94,309	103,222	278,821	313,742
Royalties and fees	10,022	9,566	29,774	28,869
	471,561	504,937	1,408,511	1,516,462
Operating expenses:
Cost of service	226,344	234,321	674,772	701,114
Cost of product	46,146	53,276	140,631	161,472
Site operating expenses	50,215	53,737	151,260	155,956
General and administrative	43,120	56,800	127,758	168,467
Rent	80,614	80,761	238,788	242,815
Depreciation and amortization	28,343	22,734	76,815	65,334
Goodwill impairment	—	—	34,939	—
Total operating expenses	474,782	501,629	1,444,963	1,495,158

Operating (loss) income	(3,221)	3,308	(36,452)	21,304

Other (expense) income:
Interest expense	(6,299)	(6,356)	(15,956)	(19,834)
Interest income and other, net	261	(62)	1,144	35,151

(Loss) income before income taxes and equity in income (loss) of affiliated companies	(9,259)	(3,110)	(51,264)	36,621

Income taxes	(857)	2,850	(72,812)	(1,221)
Equity in income (loss) of affiliated companies, net of income taxes	23	1,156	4,762	(15,976)

(Loss) income from continuing operations	(10,093)	896	(119,314)	19,424

Income from discontinued operations, net of taxes	609	1,465	609	9,095

Net (loss) income	$(9,484)	$2,361	$(118,705)	$28,519

Net (loss) income per share:
Basic:
(Loss) income from continuing operations	(0.18)	0.02	(2.11)	0.34
Income from discontinued operations	0.01	0.03	0.01	0.16
Net (loss) income per share, basic (1)	$(0.17)	$0.04	$(2.10)	$0.50
Diluted:
(Loss) income from continuing operations	(0.18)	0.02	(2.11)	0.34
Income from discontinued operations	0.01	0.03	0.01	0.16
Net (loss) income per share, diluted (1)	$(0.17)	$0.04	$(2.10)	$0.50

Weighted average common and common equivalent shares outstanding:
Basic	56,473	56,345	56,450	56,816
Diluted	56,473	56,500	56,450	56,928

Cash dividends declared per common share (2)	$—	$0.06	$0.12	$0.18
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(1)	Total is a recalculation; line items calculated individually may not sum to total due to rounding

(2)	In December 2013, the Board of Directors elected to discontinue paying regular quarterly dividends
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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Net (loss) income	$(9,484)	$2,361	$(118,705)	$28,519
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments:
Foreign currency translation adjustments during the period	(2,208)	(4,259)	(1,225)	601
Reclassification adjustments for gains included in net (loss) income	—	—	—	(33,842)
Net current period foreign currency translation adjustments	(2,208)	(4,259)	(1,225)	(33,241)
Change in fair market value of financial instruments designated as cash flow hedges	—	—	—	(23)
Other comprehensive loss	(2,208)	(4,259)	(1,225)	(33,264)
Comprehensive loss	$(11,692)	$(1,898)	$(119,930)	$(4,745)

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW (Unaudited)
(Dollars in thousands)

	Nine Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net (loss) income	$(118,705)	$28,519
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	61,540	60,788
Equity in (income) loss of affiliated companies	(4,762)	15,348
Deferred income taxes	68,669	14,855
Salon asset impairment	15,275	5,035
Loss on write down of inventories	854	—
Goodwill impairment	34,939	—
Accumulated other comprehensive income reclassification adjustments	—	(33,842)
Stock-based compensation	4,899	4,723
Amortization of debt discount and financing costs	6,027	5,336
Other non-cash items affecting earnings	177	1,500
Changes in operating assets and liabilities, excluding the effects of acquisitions	14,801	(20,522)
Net cash provided by operating activities	83,714	81,740

Cash flows from investing activities:
Capital expenditures	(34,977)	(72,554)
Asset acquisitions, net of cash acquired and proceeds from sale of assets	(1)	220
Proceeds from loans and investments	5,056	131,054
Restricted cash used to collateralize insurance reserves	—	(24,500)
Net cash (used in) provided by investing activities	(29,922)	34,220

Cash flows from financing activities:
Borrowings on revolving credit facilities	—	5,200
Payments on revolving credit facilities	—	(5,200)
Proceeds from issuance of long-term debt, net of fees	118,058	—
Repayments of long-term debt and capital lease obligations	(5,234)	(22,985)
Repurchase of common stock	—	(14,868)
Dividends paid	(6,793)	(10,310)
Net cash provided by (used in) financing activities	106,031	(48,163)

Effect of exchange rate changes on cash and cash equivalents	489	569

Increase in cash and cash equivalents	160,312	68,366

Cash and cash equivalents:
Beginning of period	200,488	111,943
End of period	$360,800	$180,309

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SAME-STORE SALES (1):

	For the Three Months Ended
	March 31, 2014			March 31, 2013

	Service	Retail	Total	Service	Retail	Total
SmartStyle	(4.7)	(9.1)	(6.1)	2.6	(4.2)	0.3
Supercuts	0.3	(10.0)	(0.7)	1.3	(3.7)	0.7
MasterCuts	(8.5)	(10.0)	(8.7)	(3.1)	(11.7)	(4.7)
Promenade	(6.5)	(7.2)	(6.6)	(1.4)	(3.4)	(1.7)
North American Value	(4.6)%	(8.9)%	(5.4)%	0.2%	(4.8)%	(0.8)%

North American Premium	(7.4)%	(10.9)%	(8.1)%	(2.6)%	(3.4)%	(2.7)%

International	0.1%	(3.6)%	(1.1)%	0.6%	(13.7)%	(4.3)%

Consolidated	(4.9)%	(8.9)%	(5.7)%	(0.3)%	(5.2)%	(1.4)%

	For the Nine Months Ended
	March 31, 2014			March 31, 2013

	Service	Retail	Total	Service	Retail	Total
SmartStyle	(4.0)	(11.4)	(6.5)	(0.3)	(2.7)	(1.1)
Supercuts	(0.1)	(12.4)	(1.4)	1.1	(1.9)	0.7
MasterCuts	(9.0)	(16.0)	(10.3)	(4.0)	(6.1)	(4.4)
Promenade	(5.6)	(11.0)	(6.2)	(2.3)	(4.4)	(2.6)
North American Value	(4.2)%	(11.9)%	(5.7)%	(1.2)%	(3.3)%	(1.6)%

North American Premium	(6.6)%	(10.0)%	(7.2)%	(3.2)%	(3.2)%	(3.2)%

International	(0.2)%	(3.4)%	(1.2)%	(1.6)%	(12.3)%	(5.2)%

Consolidated	(4.5)%	(10.9)%	(5.8)%	(1.6)%	(4.0)%	(2.1)%
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(1) Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and year-to-date same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one-mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

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REGIS CORPORATION (NYSE: RGS)
System-wide location counts

	March 31, 2014	June 30, 2013
COMPANY-OWNED SALONS:

SmartStyle/Cost Cutters in Walmart Stores	2,556	2,490
Supercuts	1,182	1,210
MasterCuts	512	532
Promenade	1,882	1,990
Regis salons	827	862
Total North American Salons (1)	6,959	7,084
Total International Salons (2)	358	351
Total Company-owned Salons	7,317	7,435

FRANCHISE SALONS:

SmartStyle/Cost Cutters in Walmart Stores	126	123
Supercuts	1,170	1,116
Promenade	847	843
Total North American Salons (1)	2,143	2,082
Total International Salons (2)	—	—
Total Franchise Salons	2,143	2,082

OWNERSHIP INTEREST LOCATIONS:

Equity ownership interest locations	219	246

Grand Total, System-wide	9,679	9,763
____________________________________

(1) The North American Value operating segment is comprised primarily of the SmartStyle, Supercuts, MasterCuts and Promenade salon brands. The North American Premium operating segment is comprised primarily of the Regis salon brands.
(2) Canadian and Puerto Rican salons are included in the North American salon totals.

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Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating income, net income, net income per diluted share, and other non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three and nine months ended March 31, 2014 and 2013:

The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. The following items have been excluded from our non-GAAP results:

•	Inventory reserves attributed to our inventory simplification program.

•	Self-insurance reserve adjustments.

•	Deferred compensation adjustments.

•	Expense associated with legal cases.

•	Professional fees associated with the evaluation and sale of non-core assets.

•	Expenses associated with senior management restructuring.

•	Recovery of bad debt expense associated with the outstanding note receivable with Pure Beauty.

•	Accelerated depreciation related to our corporate office consolidation.

•	Goodwill impairment charge related to our Regis salon concept reporting unit.

•
Recognition in earnings of amounts previously classified within accumulated other comprehensive income (AOCI) that were associated with the liquidation of foreign entities denominated in the Euro related to the sale of its investment in Provalliance.

•	Recovery of previously impaired investments in an affiliate.

•	Impairment recorded on our investment in Empire Education Group.

•
Other than temporary impairment recorded on our investment in Provalliance, partially offset by a gain recorded for the reduction in the fair value of the equity put option associated with our investment in Provalliance.

•	Operations of our Hair Restoration Centers and professional fees associated with the disposition of our Hair Restoration Centers on April 9, 2013.

•	Tax benefit associated with a discontinued operation.

•	Tax benefit associated with prior year Work Opportunity Tax Credits.

Non-GAAP tax provision adjustments primarily relate to changes in taxable income or loss resulting from the non-GAAP reconciling items addressed above. During the three and nine months ended March 31, 2014, the Company recorded valuation reserves against the Company's United States and United Kingdom deferred tax assets. As a result of the valuation reserves, the Company did not record any tax effect for the non-GAAP adjustments during the three months ended March 31, 2014. The non-GAAP weighted average shares adjustments are due to the change in non-GAAP net income (loss) as compared to the U.S. GAAP net income (loss), resulting from the non-GAAP reconciling items addressed herein. Non-GAAP net income (loss) per share reflects the weighted average shares associated with non-GAAP net income, which may include the dilutive effect of common stock and convertible share equivalents.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)
(unaudited)

Reconciliation of U.S. GAAP operating (loss) income and net (loss) income to equivalent non-GAAP measures
		Three Months Ended March 31, 2014		Nine Months Ended March 31, 2014
	U.S. GAAP financial line item	2014	2013	2014	2013
U.S. GAAP revenue		$471,561	$504,937	$1,408,511	$1,516,462

U.S. GAAP operating (loss) income		$(3,221)	$3,308	$(36,452)	$21,304

Non-GAAP operating expense adjustments:
Inventory reserves	Cost of product	—	—	854	—
Self-insurance reserves adjustments	Site operating expense	—	—	(673)	(1,127)
Deferred compensation adjustments	General and administrative	—	—	(3,703)	—
Legal fees	General and administrative	780	—	2,693	—
Professional fees	General and administrative	(150)	—	339	—
Senior management restructure	General and administrative	—	859	—	1,851
Self-insurance reserves adjustments	General and administrative	—	—	—	5
Pure Beauty note receivable recovery	General and administrative	—	—	—	(333)
Corporate office consolidation accelerated depreciation	Depreciation and amortization	—	746	746	746
Goodwill impairment	Goodwill impairment	—	—	34,939	—
Total non-GAAP operating expense adjustments		630	1,605	35,195	1,142
Non-GAAP operating (loss) income (1)		$(2,591)	$4,913	$(1,257)	$22,446

U.S. GAAP net (loss) income		$(9,484)	$2,361	$(118,705)	$28,519

Non-GAAP net (loss) income adjustments:
Non-GAAP operating expense adjustments		630	1,605	35,195	1,142
AOCI adjustments	Interest income and other, net	—	—	—	(33,842)
Tax provision adjustments (2)	Income taxes	1,251	(1,821)	77,663	41
Recovery of previously impaired investments in affiliate	Equity in income (loss) of affiliated companies, net of taxes	—	—	(3,077)	—
Empire Education Group impairment	Equity in income (loss) of affiliated companies, net of taxes	—	—	—	17,899
Provalliance impairment and equity put liability adjustment	Equity in income (loss) of affiliated companies, net of taxes	—	—	—	2,048
Hair Restoration Center discontinued operations	Income from discontinued operations, net of taxes	—	(1,465)	—	(9,095)
Tax benefit associated with a discontinued operation	Income from discontinued operations, net of taxes	(609)	—	(609)	—
Total non-GAAP net (loss) income adjustments		1,272	(1,681)	109,172	(21,807)
Non-GAAP net (loss) income		$(8,212)	$680	$(9,533)	$6,712
____________________________________
Notes:

(1)
Adjusted operating margins for the three months ended March 31, 2014, and 2013, were (0.5%) and 1.0%, respectively, and were (0.1%) and 1.5% for the nine months ended March 31, 2014 and 2013, respectively, and are calculated as non-GAAP operating (loss) income divided by U.S. GAAP revenue for each respective period.

(2)
The non-GAAP tax provision was based on a projected statutory effective tax rate analysis to be approximately 37% for the six months ended December 31, 2013, for all non-GAAP operating expense adjustments except the goodwill impairment. The goodwill impairment had a tax benefit of approximately $6.3 million for the nine months ended March 31, 2014, as the charge was only partly deductible for income tax purposes. During the three and nine months ended March 31, 2014, the Company recorded $1.3 and $84.4 million, respectively, for valuation reserves against the Company’s deferred tax assets. As a result of the valuation reserves, the Company did not record any tax effect for the non-GAAP adjustments during the three months ended March 31, 2014. Based on projected statutory effective tax rate analyses, the non-GAAP tax provision was calculated to be approximately 38% for the three and nine months ended March 31, 2013, respectively, for all non-GAAP operating expense adjustments, except the AOCI adjustments during the nine months ended March 31, 2013. The AOCI adjustments were primarily non-taxable. The tax provision adjustment for three and nine months ended March 31, 2013 also includes a $1.2 million benefit for prior year Work Opportunity Tax Credits.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)
(Unaudited)

Reconciliation of U.S. GAAP net (loss) income per diluted share to non-GAAP net (loss) income per diluted share
	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
U.S. GAAP net (loss) income per diluted share	$(0.168)	$0.042	$(2.103)	$0.501
Inventory reserves (1) (2)	—	—	0.009	—
Self-insurance reserves adjustments (1) (2)	—	—	(0.008)	(0.012)
Deferred compensation adjustments (1) (2)	—	—	(0.049)	—
Legal fees (1) (2)	0.014	—	0.035	—
Professional fees (1) (2)	(0.003)	—	0.003	—
Senior management restructure (1) (2)	—	0.010	—	0.020
Pure Beauty note receivable recovery (1) (2)	—	—	—	(0.004)
Corporate office consolidation accelerated depreciation (1) (2)	—	0.008	0.008	0.008
Goodwill impairment (1) (2)	—	—	0.507	—
AOCI adjustments (1) (2)	—	—	—	(0.565)
Deferred tax asset valuation (1) (2)	0.022	—	1.495	—
Impact of income tax rate difference (1) (2)	—	—	(0.002)	—
Work opportunity tax credits (1) (2)	—	(0.022)	—	(0.021)
Recovery of previously impaired investments in affiliate (1) (2)	—	—	(0.055)	—
Empire Education Group impairment (1) (2)	—	—	—	0.314
Provalliance impairment and equity put liability adjustment (1) (2)	—	—	—	0.036
Hair Restoration Center discontinued operations (1) (2)	—	(0.026)	—	(0.160)
Tax benefit associated with a discontinued operation (1) (2)	(0.011)	—	(0.011)	—
Non-GAAP net (loss) income per diluted share (2) (3)	$(0.145)	$0.012	$(0.169)	$0.118

U.S. GAAP Weighted average shares - basic	56,473	56,345	56,450	56,816
U.S. GAAP Weighted average shares - diluted	56,473	56,500	56,450	56,928
Non-GAAP Weighted average shares - diluted (2)	56,473	56,500	56,450	56,928
____________________________________
Notes:

(1)
The non-GAAP tax provision was based on a projected statutory effective tax rate analysis to be approximately 37% for the six months ended December 31, 2013, for all non-GAAP operating expense adjustments except the goodwill impairment. The goodwill impairment had a tax benefit of approximately $6.3 million for the nine months ended March 31, 2014, as the charge was only partly deductible for income tax purposes. During the three and nine months ended March 31, 2014, the Company recorded $1.3 and $84.4 million, respectively, for a valuation reserves against the Company’s deferred tax assets. As a result of the valuation reserves, the Company did not record any tax effect for the non-GAAP adjustments during the three months ended March 31, 2014. Based on projected statutory effective tax rate analyses, the non-GAAP tax provision was calculated to be approximately 38% for the three and nine months ended March 31, 2013, respectively, for all non-GAAP operating expense adjustments, except the AOCI adjustments during the nine months ended March 31, 2013. The AOCI adjustments were primarily non-taxable. The tax provision adjustment for three and nine months ended March 31, 2013 also includes a $1.2 million benefit for prior year Work Opportunity Tax Credits.

(2)
Non-GAAP net (loss) income per share reflects the weighted average shares associated with non-GAAP net (loss) income, which includes the dilutive effect of common stock and convertible share equivalents.

(3)	Total is a recalculation; line items calculated individually may not sum to total due to rounding.

REGIS CORPORATION
Summary of Pre-Tax, Income Taxes, and Net Income Impact for Q3 FY14 Discrete Items
(Dollars in thousands)
(Unaudited)

	Pre-Tax	Income Taxes	Net Income

Legal fees	$780	$—	$780
Professional fees	(150)	—	(150)
Deferred tax asset valuation	—	1,251	1,251
Release of income tax reserves related to discontinued operations	—	(609)	(609)
Total	$630	$642	$1,272

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REGIS CORPORATION
Reconciliation of reported U.S. GAAP net (loss) income to adjusted EBITDA, a non-GAAP financial measure
(Dollars in thousands)
(unaudited)

Adjusted EBITDA
EBITDA represents U.S. GAAP net (loss) income for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines adjusted EBITDA, as EBITDA excluding equity in income (loss) of affiliated companies, and identified items impacting comparability for each respective period. For the three and nine months ended March 31, 2014 and 2013, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items for the respective periods. The impact of the income tax provision adjustments associated with the above items, the deferred tax valuation and accelerated depreciation related to the corporate office consolidation are already included in the U.S. GAAP reported net (loss) income to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to adjusted EBITDA. The impacts of the recovery of a previously impaired investment in an affiliate, impairment of Empire Education Group and net Provalliance impairment and gain for the settlement of a portion of the Provalliance equity put are already included by excluding the impact of the Company’s equity in income (loss) of affiliated companies, net of taxes, as reported.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Consolidated reported net (loss) income, as reported (U.S. GAAP)	$(9,484)	$2,361	$(118,705)	$28,519
Interest expense, as reported	6,299	6,356	15,956	19,834
Income taxes, as reported	857	(2,850)	72,812	1,221
Depreciation and amortization, as reported	28,343	22,734	76,815	65,334
EBITDA (as defined above)	$26,015	$28,601	$46,878	$114,908

Equity in (income) loss of affiliated companies, net of income taxes, as reported	(23)	(1,156)	(4,762)	15,976
Inventory reserves	—	—	854	—
Self-insurance reserves adjustments	—	—	(673)	(1,122)
Deferred compensation adjustment	—	—	(3,703)	—
Legal fees	780	—	2,693	—
Professional fees	(150)	—	339	—
Senior management restructure	—	859	—	1,851
Pure Beauty note receivable recovery	—	—	—	(333)
Goodwill impairment	—	—	34,939	—
AOCI adjustments	—	—	—	(33,842)
Income from discontinued operations, net of taxes, as reported	(609)	(1,465)	(609)	(9,095)
Adjusted EBITDA, non-GAAP financial measure	$26,013	$26,839	$75,956	$88,343

REGIS CORPORATION
Reconciliation of reported U.S. GAAP revenue change to same-store sales
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Revenue decline, as reported (U.S. GAAP)	(6.6)%	(5.8)%	(7.1)%	(4.8)%
Effect of new stores and conversions	(0.7)	(1.2)	(0.8)	(1.3)
Effect of closed salons	2.3	3.3	2.7	3.2
Other	(0.7)	2.3	(0.6)	0.8
Same-store sales, non-GAAP	(5.7)%	(1.4)%	(5.8)%	(2.1)%

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